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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RGC RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 28, 2008

NOTICE is hereby given that, pursuant to its Bylaws and call of its directors, the Annual Meeting of the Shareholders of RGC Resources, Inc. will be held at the Hotel Roanoke, 110 Shenandoah Avenue, Roanoke, Virginia 24016, on Monday, January 28, 2008, at 9:00 a.m., Eastern Standard Time, for the following purposes:

1.	To elect three new Class B directors.

2.	To ratify the selection of Brown, Edwards & Company, L.L.P. as independent accountants.

3.	The transaction of such other business as may properly come before the meeting or any adjourn ment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the meeting. Only those shareholders of record as of the close of business on November 19, 2007 shall be entitled to notice of and to vote at the meeting.

You are urged to sign and date the enclosed form of proxy and return it promptly in the enclosed self addressed, stamped envelope. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

By Order of the Board of Directors.

DALE P. LEE Secretary

December 28, 2007

Your vote is important. Even if you plan to be present at the Annual Meeting, please sign, date and promptly return the enclosed proxy, no matter how small your holdings, to assure that your shares are represented. No postage is required on the enclosed proxy if mailed within the United States. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

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PROXY STATEMENT

Mailed December 28, 2007

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 28, 2008

This Proxy Statement is furnished on December 28, 2007, in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of RGC Resources, Inc. (“Resources” or the “Company”) to be held on Monday, January 28, 2008, at 9:00 a.m., Eastern Standard Time, at the Hotel Roanoke, 110 Shenandoah Avenue, Roanoke, Virginia 24016, and any adjournments thereof.

Proxies in the form enclosed herewith are solicited by management at the direction of the Company’s Board of Directors. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with its terms. Any proxy given pursuant to this solicitation may be revoked at any time prior to the vote of the shareholders. An opportunity will be given to shareholders attending the meeting to withdraw their proxies and to vote their shares in person.

The Company’s Annual Report to Shareholders for the year ended September 30, 2007 is being sent to all shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy solicitation material.

Voting Securities

The close of business on November 19, 2007 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting of Shareholders. At the close of the record date, there were 2,192,916 shares of common stock outstanding and each such share is entitled to one vote. To the Company’s knowledge, no person is the beneficial owner of more than five percent of the issued and outstanding common stock of the Company.

A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

The Company will appoint one or more inspectors to act as a Committee on Credentials at the Annual Meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. As a matter of policy, proxies ballots and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating votes. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

PROPOSAL 1 ELECTION OF DIRECTORS OF RESOURCES

The Company’s Board of Directors is divided into three classes (A, B, and C) with staggered three-year terms. The current term of office of the Class B directors expires at the 2008 Annual Meeting. The terms of the Class A and Class C directors will expire in 2010 and 2009, respectively. Each of the Company’s current directors and nominees for election as directors are independent, as determined under applicable rules adopted by the Securities and Exchange Commission (the “Commission”) and the NASDAQ Stock Market, Inc., except John B. Williamson, III.

There are three management nominees for Class B directors: Nancy H. Agee, J. Allen Layman, and Raymond D. Smoot, Jr. All three nominees are currently serving on the Board and are all standing for reelection.

Unless authorization is withheld, the persons named as proxies will vote for the election of the nominees named below. Each nominee has agreed to serve if elected. In the event any nominee unexpectedly is unable to serve, the proxies will be voted for such other persons as the Board may designate. The present principal occupation and employment during the past five years and the office, if any, held with the Company are set forth opposite the name of each nominee and director. Proxies cannot be voted for a greater number of persons than the number of nominees:

Your Board of Directors recommends a vote “FOR” each of the nominees for Class B Director.

Name and Age	Year In Which First Elected As Director	Principal Occupation	Year In Which Director Assumed Principal Occupation

NOMINEES FOR DIRECTOR

CLASS B DIRECTORS (Currently serving until 2008 Annual Meeting with a three year term)

Nancy H. Agee Age 55	2005	Chief Operating Officer/Executive Vice President, Carilion Clinic; Chief Operating Officer/Executive Vice President, Carilion Health System 2001-2007; Senior Vice President, Carilion Health System 2000-2001; Vice President, Medical Education, Carilion Health System, 1996-2000.	2007

J. Allen Layman Age 55	1991	Private Investor; Chairman of the Board & President, NTELOS, Inc. (Telecommunications) 2001-2003; President & CEO, R&B Communications, Inc. 1991-2001; Director, NTELOS, Inc.[1]	2003

Raymond D. Smoot, Jr. Age 60	2005	Chief Operating Officer and Secretary-Treasurer, Virginia Tech Foundation, Inc.; Vice President for Administration and Treasurer, Virginia Tech 1998-2003. Director, FNB Corporation; Director (Chairman), First National Bank; and Director, Carilion Clinic.	2003

[1]

Mr. Layman was employed by NTELOS, Inc., a regional telecommunications company from 2001 through 2003 and during this time he served as President and Chairman of the Board of Directors. NTELOS, Inc. filed for Chapter 11 bankruptcy protections on March 3, 2003.

DIRECTORS CONTINUING IN OFFICE

CLASS A DIRECTORS (Serving until 2010 Annual Meeting)

Abney S. Boxley, III Age 49	1994	President & CEO, Boxley Materials Company (Construction materials); Director, Valley Financial Corporation.	1988

S. Frank Smith Age 59	1990	Vice President Eastern Sales, Market Analysis and Research, Alpha Coal Sales Company, LLC; Manager, Sales, Alpha Coal Sales Company, LLC 2005-2007; Consultant, Alpha Natural Resources, LLC (coal mining and distribution) 2003-2005; Vice President, Coastal Coal Company, LLC (coal mining and distribution) 1986 – 2003.	2007

John B. Williamson, III Age 53	1998	Chairman, President & CEO, RGC Resources, Inc. and each of its affiliates: President and CEO, RGC Resources, Inc. 1999 – 2003; President & CEO, Roanoke Gas Company 1998-1999; Vice President – Rates & Finance, Roanoke Gas Company 1993 –1998; Director, R&B Communications, Inc. 1998-2002; Director, NTELOS, Inc. 2001-2005; Director, Botetourt Bankshares, Inc; Director, Optical Cable, Inc., Director, Synchrony, Inc.	2003

CLASS C DIRECTORS (Serving until 2009 Annual Meeting)

Frank T. Ellett Age 69	1983	President, Virginia Truck Center, Inc. (sale, lease and service of heavy trucks, trailers and buses).	1981

Maryellen F. Goodlatte Age 55	2001	Lawyer/Member, law firm of Glenn, Feldmann, Darby & Goodlatte	1983

George W. Logan Age 62	2002	Chairman of the Board, Valley Financial Corporation (bank); Principal, Pine Street Partners, LLC; Faculty, University of Virginia Darden Graduate School of Business.	1993

PROPOSAL 2 RATIFICATION OF BROWN, EDWARDS & COMPANY, L.L.P.

AS INDEPENDENT ACCOUNTANTS

Upon recommendation of the Audit Committee, the Board of Directors has appointed Brown, Edwards & Company, L.L.P. (“Brown, Edwards”) as independent registered public accountants to audit the financial statements of the Company for the year ending September 30, 2008. This appointment is subject to ratification by the shareholders. A representative of Brown, Edwards is expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders. Brown, Edwards served as independent auditors of the Company during fiscal year 2007 and 2006.

In the event shareholders do not ratify the selection of Brown, Edwards as independent auditors, the Audit Committee and the Board of Directors would review their future selection of auditors.

On November 16, 2005, the Audit Committee of the Board of Directors of the Company engaged Brown, Edwards as the Company’s new independent accountants to replace Deloitte & Touche L.L.P. (“Deloitte & Touche”). In August 2005, the Audit Committee decided to solicit proposals from independent accounting firms, including Deloitte & Touche, for the audit of its annual financial statements beginning with the fiscal year ending September 30, 2006. After reviewing these proposals, the Audit Committee voted to dismiss Deloitte & Touche L.L.P. after the completion of the September 30, 2005 audit and to engage Brown, Edwards as the Company’s independent accountants beginning with the first quarter for the fiscal year beginning October 1, 2005. Deloitte and Touche had audited the financial statements for the fiscal year 2005.

The reports of Deloitte & Touche on the consolidated financial statements of the Company for the fiscal year ended September 30, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainly, audit scope or accounting principles. In addition, during the fiscal year ended September 30, 2005 as well as the interim period from October 1, 2005 through November 16, 2005, there were no disagreements, as that term is defined in Item 304 of regulation S-K and its related instructions, with Deloitte & Touche on any matter or accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference there to in its report on the consolidated financial statements. During the same period, there were no reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year 2005 as well as during the interim period from October 1, 2005 through November 16, 2005, the Company did not consult with Brown, Edwards regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was ether the subject of a disagreement, as that term if defined in Item 304 and its related instructions, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulaton S-K.

Your Board of Directors recommends a vote “FOR” the ratification of Brown, Edwards & Company, L.L.P. as independent auditors.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of November 19, 2007, certain information regarding the beneficial ownership of the common stock of the Company by each director and named executive officer and by all directors and executive officers as a group. Where the persons listed have the right to acquire additional shares of the Company’s common stock through the exercise of options within 60 days, such additional shares are deemed to be outstanding shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned As of 11/19/07(2)		Percent of Class
Nancy H. Agee	1,090	[3]	< 1%
Abney S. Boxley, III	7,413		< 1%
John S. D’Orazio	14,613	[4]	< 1%
Frank T. Ellett	16,348		< 1%
Maryellen F. Goodlatte	3,507		< 1%
J. Allen Layman	13,087		< 1%
Dale P. Lee	433		< 1%
George W. Logan	18,712		< 1%
Howard T. Lyon	7,735	[5]	< 1%
Jane N. O’Keeffe	4,463	[6]	< 1%
S. Frank Smith	12,041		< 1%
Raymond D. Smoot	3,895		< 1%
John B. Williamson, III	40,470	[7]	1.83%
All Directors and Executive Officers as a Group (13 persons)	143,807	[8]	6.46%

[2]	Includes restricted shares purchased by directors pursuant to Restricted Stock Plan for Outside directors.

[3]	Includes 101 shares owned by spouse.

[4]	Includes 11,000 shares that can be acquired through the exercise of stock options.

[5]	Includes 5,000 shares that can be acquired through the exercise of stock options.

[6]	Includes 957 shares owned by spouse.

[7]	Includes 15,500 shares that can be acquired through the exercise of stock options.

[8]	Includes 31,500 shares that can be acquired through the exercise of stock options

Compensation Discussion and Analysis

Compensation Policies

RGC Resources, Inc. and its affiliate Roanoke Gas Company have identified five named executives to be included in the Compensation Discussion and Analysis for the fiscal year ended September 30, 2007. These executives are John B. Williamson,III (CEO), John S. D’Orazio, Howard T. Lyon, Dale P. Lee, and Jane N. O’Keeffe. The objectives of the Company’s executive compensation program are to attract and retain well educated and experienced employees and to rewarding strong performance in support of achieving the Company’s short-term and long range goals and objectives. The executive compensation program is designed to reward performance on all of the executive’s goals and objectives for the year as well as their contributions to the overall financial and operational health of the Company. All compensation components are expensed in the year they are earned and taxed as ordinary income to the participants.

The Board of Directors of RGC Resources, Inc has a Compensation Committee (“Committee”) that sets the level of compensation for the CEO and also sets the level of compensation for each of the remaining executives based on the recommendations of the CEO and on its independent analysis and review. The Committee considers the competitive market and compensation levels provided by comparable companies both within the utility industry and companies in the local geographic area. The Committee thoroughly reviews the compensation program for each executive on an annual basis and aims to compare the Company’s compensation with its competitors. The Committee also evaluates how each component of compensation balances the goals and objectives for the coming year with the operations budget, the capital budget, and projected earnings levels.

The Committee sets the appropriate levels of compensation and confirms the reasonableness of the levels by reviewing: (i) publicly traded, regulated utilities and (ii) local publicly traded companies. The Committee does not try to set each compensation element for each executive within a particular range related to the industry and regional peers. Rather, the Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationships, complexity and importance of role and responsibilities, leadership ability and personal growth potential.

Compensation Practices

The Company has two components to its executive compensation program, which are base salary and annual performance bonus. The purpose of the base salary is to provide a base level of compensation to the executive that is not strictly tied to financial and operation performance. These base salary levels are determined by the nature and responsibilities of the position, the performance and expertise of the individual executive, comparable salaries for similar position in other companies, the overall significance of the individual to the Company, the ability of the Company to recruit a replacement for the individual if necessary, and the recommendation of the CEO (except in the case of his own compensation). Salaries are reviewed annually and all salary adjustments are effective in February.

Under the annual performance incentive, the Company ties each named executive’s annual bonus to the performance goals that are set by the Compensation Committee. While some of the factors that affect the company’s financial and operational performance are totally out of the control of the executive such as weather, the annual bonus reflects the ability of the executive to respond and adapt to the factors that are not controllable as well as managing the factors that are controllable, like budgets. The performance goals are tied directly to fiscal year end earnings per share and are set on an increasing amount for ranges of earnings.

In summary, the Compensation Committee and the Board of Directors set corporate performance and individual performance goals at the outset of each fiscal year. During the year, the CEO requests periodic updates on the progress toward goals from each named executive. Then, at the end of the fiscal year, each corporate and individual goal is evaluated by the CEO to determine if that goal or objective has been met. The CEO sets a recommended salary level and performance bonus recommendation (for all other than himself) for the Compensation Committee to approve or revise. The employee is then notified of their goals, objectives, and incentive plan for the coming year.

The only other benefit the Company provides to any of the named executives is a membership in the Shenandoah Club for Mr. Williamson. This membership is maintained for Company functions and provides a convenient location in the downtown Roanoke area to meet with other local business and civic leaders.

Each of the named executives has change-in-control provisions entitling them to certain benefits in the event his or her employment is terminated without cause within three years of a change in control of the Company. For purposes of this agreement, a “Change in Control” occurs when (i) any person or entity becomes the beneficial owner of at least 50% of the combined voting power of the Company’s voting securities; (ii) any person or entity becomes the beneficial owner of at least 50% of the voting securities of the surviving entity following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company; or (iii) the Company is liquidated or sells substantially all of its assets. In the event that Mr. Williamson’s employment with the Company is terminated within three years of the date of a Change in Control, unless the termination is (a) because of his death or disability, (b) for Cause (as defined in the agreement) or (c) by him other than for Good Reason (as defined in the agreement), then he will receive a severance payment (the “Severance Payment”) equal to 2.0 times his average annual compensation over the prior five years. The Severance Payment will be reduced to the extent necessary to avoid certain federal excise taxes. Also in such event, the Company will continue his life insurance, medical, health and accident and disability plans, programs or arrangements until the earlier of two years after the date of the Change in Control, his death, or his full-time employment. The agreement does not require Mr. Williamson to seek employment to mitigate any payments or benefits provided thereunder. The Company also entered into identical Change in Control Agreements with Mr. John S. D’Orazio on March 1, 2006 and with Mr. Howard T. Lyon, Ms. Dale P. Lee, and Ms. Jane N. O’Keeffe on May 1, 2005, except that the Severance Payment is equal to 1.5 times his or her applicable average annual compensation and payable only if his or her employment is terminated within 24 months of a Change in Control.

The Compensation Committee reviews all of the components of each executive’s compensation and awards a level of each component based on what they believe is reasonable when all elements of the compensation are considered. The Company currently does not structure compensation so as to be fully deductible under Section 162(m) of the Internal Revenue Code, but the Committee does not anticipate the Company paying compensation at a level where any amounts would not be fully deductible under such Section 162(m).

In making its recommendation regarding the 2007 compensation of the CEO, the Committee considered all of the criteria above. Specific consideration also was given to the Chief Executive Officer’s efforts toward risk reduction, customer growth, rate case results, and several other operational objectives in fiscal 2006. Mr. Williamson received a bonus of $90,000 for his performance during the fiscal year 2006, of which $70,000 was based on specific earnings per share incentive targets and $20,000 was based on operational goals’ performance.

A summary of the Company’s compensation programs and practices were presented to and reviewed and approved by the Compensation Committee. The Compensation Committee has a Charter, which sets forth the responsibilities of the Compensation Committee.

Compensation Committee Interlocks

No member of the Compensation Committee as well as no family members of the Compensation Committee is an officer or employee of the Company. None of the members of the Compensation Committee, or any members of their immediate families, had any reportable transactions with the Company or any of its affiliates.

Summary Compensation Table

Name	Year	Salary	Bonus	Stock Award	Options Award	Non-equity incentive compensation	Change in Pension Value	All Other Compensation	Total
John B. Williamson, III Chairman, President & CEO	2007	283,225	—	—	—	90,000	34,803	29,942	437,970
John S. D’Orazio Vice President & COO	2007	132,725	—	—	—	20,000	20,991	24,095	197,811
Howard T. Lyon Vice President, Treasurer, Controller	2007	119,100	—	—	—	22,000	23,363	23,198	187,661
Jane N. O’Keeffe Vice President, Human Resources	2007	105,885	—	—	—	16,000	42,503	12,670	177,058
Dale P. Lee Vice President & Corporate Secretary	2007	105,225	—	—	—	16,000	18,293	21,007	160,525
Total		746,160	—	—	—	$164,000	$139,953	$110,912	$1,161,025

Other Compensation Table

The following table identifies the amount of each item included in All Other Compensation in the Summary Compensation Table above:

Name	401(K) matching contribution	Insurance Premiums	Medical Benefits	Post Retirement Medical Benefits	Total Other Compensation
John B. Williamson, III	11,056	1,224	10,274	7,388	29,942
John S. D’Orazio	7,722	940	10,034	5,399	24,095
Howard T. Lyon	6,905	886	10,274	5,133	23,198
Jane N. O’Keeffe	5,474	404	4,220	2,572	12,670
Dale P. Lee	4,703	823	9,974	5,507	21,007
Total	$35,860	$4,277	$44,776	$25,999	$110,912

Grants of Plan-Based Awards

Estimated payouts under non-equity incentive plan awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Paid ($)
John B. Williamson, III	12/09/05	0	55,000	155,000	90,000
John S. D’Orazio	12/09/05	0	11,000	35,000	20,000
Howard T. Lyon	12/09/05	0	11,000	30,000	22,000
Jane N. O’Keeffe	12/09/05	0	9,000	24,000	16,000
Dale P. Lee	12/09/05	0	9,000	24,000	16,000

Note: There are no other Plan-based awards provided to the named employees. There are no equity incentive plan awards, no stock awards, and no option awards

Outstanding Equity Awards Table at Fiscal Year End

The following table shows the outstanding exerciseable equity awards for the named executive officers as of September 30, 2007:

	Options Awards			Other Awards
Name	Number of Shares	Option Exercise Price ($)	Option Expiration Date
John B. Williamson, III	4,000	20.875	11/30/09	—
	3,000	19.250	12/19/10
	6,000	19.360	12/19/11
	2,500	18.100	12/04/12
John S. D’Orazio	4,000	20.875	11/30/09	—
	3,000	19.250	12/19/10
	2,000	19.360	12/19/11
	2,000	18.100	12/04/12
Howard T. Lyon	1,000	20.875	11/30/09	—
	1,000	19.250	12/19/10
	1,000	19.360	12/19/11
	2,000	18.100	12/04/12
Jane N. O’Keeffe	—	—	—	—
Dale P. Lee	—	—	—	—

All of the above options are fully vested and exercisable.

Option Exercises and Stock Vested:

During the fiscal year ended September 30, 2007 the following table shows the stock option exercises by the named executives:

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired	Value of Shares ($)
John B. Williamson, III	7,500	54,565	—	—
John S. D’Orazio	3,000	19,125	—	—
Howard T. Lyon	2,000	12,750	—	—
Jane N. O’Keeffe	—	—	—	—
Dale P. Lee	—	—	—	—

Pension Benefits:

The following table shows the accumulated benefits related to the Retirement Plan for the named executives as of September 30, 2007:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John B. Williamson, III	Employee Retirement Plan	16	241,019	—
John S. D’Orazio	Employee Retirement Plan	15	101,751	—
Howard T. Lyon	Employee Retirement Plan	20	94,258	—
Jane N. O’Keeffe	Employee Retirement Plan	16	195,051	—
Dale P. Lee	Employee Retirement Plan	10	65,979	—

The numbers of Years of Credited Service represents the number of years that each named executive officer has been a participant in the Employee Retirement Plan as for September 30, 2007. The Present Value of the Accumulated Benefit presented in the table above is based on a 6.25% discount rate; 5% annual compensation increase; and retirement at 65 years. Further details about the Employee Retirement Plan may be found below under a separate heading.

Estimated Potential Payment Upon a Change in Control:

As discussed above, all of the named executives have change-in-control provisions with the estimated potential payments as of September 30, 2007, which would be due to each of them upon a change in control, and a termination without cause after the change in control:

Name	Change in Control Payment for Termination without cause ($)
John B. Williamson, III	479,000
John S. D’Orazio	175,350
Howard T. Lyon	151,477
Jane N. O’Keeffe	134,250
Dale P. Lee	133,488

Compensation of Directors:

Directors’ fees are set by the Compensation Committee after the Committee considers the competitive market for directors and fee levels provided by comparable companies both within the utility industry and companies in the geographic area. Directors of the Company receive an annual retainer for their service as directors of $13,200 per year. In addition, Directors receive fees for attending meetings of the Resources’ Board of Directors and of Committees of the Board. The chair of the Audit Committee, Frank T. Ellett, receives an additional $4,000 annually, and the chairs of the other committees, Maryellen F. Goodlatte and S. Frank Smith, receive an additional $1,500 annually. Mr. Williamson is not compensated for attendance at Board and Committee meetings and does not receive the annual retainer for his service as a Board member. The schedule of fees paid to directors for each meeting attended is as follows:

Board of Directors Meeting	$900
Board of Directors Meeting – by telephone	$450
Governance & Nominating Committee	$800
Audit Committee	$800
Compensation Committee	$800
Attendance at any committee meeting by telephone	$400

However, the fee for any committee meeting held the same day as a Board meeting is $500 if attending in person and $250 for participation by phone.

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards [9] ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Nancy H. Agee	13,860	9,240	—	—	—	—	23,100
Abney S. Boxley, III	19,020	5,280	—	—	—	—	24,300
Frank T. Ellett	12,000	17,200	—	—	—	—	29,200
Maryellen F. Goodlatte	15,950	7,350	—	—	—	—	23,300
J. Allen Layman	9,900	13,200	—	—	—	—	23,100
George W. Logan	8,400	13,200	—	—	—	—	21,600
S. Frank Smith	19,570	5,880	—	—	—	—	25,450
Raymond D. Smoot, Jr.	10,250	13,200	—	—	—	—	23,450
John B. Williamson, III	—	—	—	—	—	—	—

[9]	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year and the grant date fair value of each stock award in accordance with FAS 123R.

Employee Retirement Plan

Resources has in effect a noncontributory Employee Retirement Plan. The costs of benefits under the Plan, which are borne by Resources, are computed actuarially and defrayed by earnings from the Plan’s investments and/or Resources’ annual contributions. The Plan generally provides for the monthly payment, at normal retirement age 65, of the greater of (a) the participant’s accrued benefit as of December 31, 1988 under the formula then in effect or (b) the sum of one twelfth of (1) plus (2) minus (3) as follows:

(1)	1.2% of the participant’s average compensation for his highest consecutive sixty months of service multiplied by years of credited service up to thirty years,

(2)	0.65% of the participant’s average compensation for his highest consecutive sixty months of service in excess of covered compensation (generally defined as the average of Social Security wage bases over a participant’s assumed working lifetime) multiplied by years of credited service up to thirty years, and

(3)	the participant’s balance, if any, from the Company’s former profit sharing plan.

Early retirement with reduced monthly benefits is available at age 55 after ten years’ service. Provisions also are made for vesting of benefits after five years of service and for disability and death benefits. All employees who have completed one year of service to the Company and are credited with at least 1,000 hours of service in a Plan year are eligible to participate in the Plan. At age 65, for Plan purposes, Mr. Williamson will have 28 credited years of service, Mr. D’Orazio will have 32 credited years of service, Mr. Lyon will have 39 credited years of service, Ms. O’Keeffe will have 22 credited years of service, and Ms. Lee will have 23 credited years of service.

The compensation covered by the Plan includes the total of all amounts paid to a participant by the Company for personal services reported on the participant’s federal income tax withholding statement (Form W 2), up to certain statutory limits. For plan years beginning January 1, 2007 and 2008, these earnings are limited to $225,000 and $230,000, respectively.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has three equity compensation plans.

Restricted Stock Plan for Outside Directors

The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors effective January 27, 1997. This Plan is applicable to not more than 50,000 shares of Resources’ common stock.

Under this Plan, a minimum of 40 percent of the monthly retainer fee paid to each non-employee director of Resources is paid in shares of common stock (“Restricted Stock”). The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources’ common stock on the NASDAQ National Market on the first business day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of the retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Restricted Stock of Resources issued under this Plan will vest only in the case of a participant’s death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under this

Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of this Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant’s beneficiary.

The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his term on the Board or removal for cause as a director.

Key Employee Stock Option Plan of RGC Resources, Inc.

The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers and other key employees with long-term incentives and rewards tied to the price of Resources’ common stock.

This Plan requires each option’s exercise price per share to equal the fair value of the Company’s common stock as of the date of the grant. Under the terms of this Plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. All options outstanding at September 30, 2007 were fully vested and exercisable.

RGC Resources, Inc. Stock Bonus Plan

The Stock Bonus Plan is administered by the Compensation Committee of RGC Resources, Inc., which considers recommendations from the Company’s President. The Company’s bonus award proposals are subject to approval of the Board of Directors. Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company’s common stock equal to at least 50% of the value of their annual salary. To promote this policy, this Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Bonus amounts, if any, for a fiscal year will generally be determined in the January following that fiscal year end. The Company is authorized to grant up to 50,000 shares of its common stock under the Stock Bonus Plan.

A summary of the equity compensation plan follows:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	31,500	19.508	45,499
Equity compensation plans not approved by security holders	—	—	—
Total	31,500		45,499

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee (the “Committee”), which is made up of five members of the Board of Directors who are not officers or employees of Resources, is responsible for setting and administering the policies that govern the annual compensation paid to the executive officers of the Company, including the Chief Executive Officer. The Committee operates under a written charter adopted by the Board of Directors.

The Committee recommends, for approval by the Board of Directors, the annual salaries of executive officers. Salaries are based on the respective positions held by the executive officers, including the CEO and reflects their qualifications, level of responsibility and experience, performance level, and the relationship of such salaries to the salaries of similarily situated executive officers in the natural gas industry and the Roanoke, Virginia region. In this regard, the Committee reviews the Chief Executive Officer’s recommendations on compensation of the other executive officers and information concerning executive compensation at other companies in the natural gas distribution industry. The Committee also considers overall corporate performance, customer service levels, relationships with regulatory agencies and the ability to manage and maintain a competent work force in preparing its compensation recommendations.

Pursuant to the Company’s Stock Bonus Plan, the Committee approved the payment of bonuses in fiscal 2007 to the CEO and other executive officers of the Company for their performance levels during the fiscal year 2006 as set forth in the table on page 8. Bonus award determinations under the Stock Bonus Plan for performance in the 2006 fiscal year were based on the earnings of the Company, combined with an analysis of the individual contributions of each officer.

The Compensation Committee meets as necessary to consider and make recommendations to the Board of Directors concerning the salaries of certain executive officers and management employees of the Company. This Committee met two times during the 2007 fiscal year. The Compensation Committee reviewed and discussed in the Compensation Discussion and Analysis with management and provided comments to management. After such discussion and inclusion of comments, the Compensation Committee approved the Compensation Discussion and Analysis and recommended its for inclusion in this Proxy Statement to the Board of Directors.

Submitted by the Compensation Committee of the

Board of Directors of Resources:

S. Frank Smith (Chair), Nancy H. Agee, Abney S. Boxley, III

Frank T. Ellett and J. Allen Layman

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Audit Committee

The Audit Committee of the Board of Directors, composed of Messrs. Boxley, Ellett, Logan, Smith, and Smoot, meets a minimum of four times annually with Resources’ chief financial officer, the Company’s independent auditors, and certain appropriate officers of Resources. The basic functions of this Committee include reviewing significant financial information, reviewing accounting procedures and internal controls and the appointment of independent auditors. The Audit Committee met four times during the 2007 fiscal year. The Board of Directors has determined that George W. Logan is an audit committee financial expert and is independent, as determined under applicable rules adopted by the Securities and Exchange Commission.

Report of the Audit Committee

The Audit Committee of the RGC Resources, Inc. Board of Directors (the “Committee”) is composed of five independent directors and operates under a written charter adopted by the Board of Directors. Each member of the Committee is “independent” under the applicable rules of the NASDAQ Stock Market.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants of the Company, Brown, Edwards & Company, L.L.P., are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated audited financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence from RGC Resources, Inc. and its management.

Based on the Committee’s discussion with management and the independent accountants and the Committee’s review of the representation of management regarding the audited financial statements and of the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee has reviewed the provision of all non-audit services, which includes testing of internal controls, and determined that the auditor’s performance of these services are compatible with the auditor’s independence from RGC Resources Inc.

The Audit Committee met four times in fiscal year 2007.

Frank T. Ellett, Chair, Abney S. Boxley, George W. Logan

S. Frank Smith and Raymond D. Smoot, Jr.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Brown, Edwards & Company, L.L.P., the Company’s independent accountant, for the years ended September 30, 2007 and 2006:

	2007	2006
Audit Fees	$131,650	$124,250
All Other Fees	75,889	70,153

Total Fees	$207,539	$194,403

Audit fees include services rendered for the audit of the Company’s annual financial statements as filed with the SEC on Form 10-K and reviews of the Company’s quarterly filings on Form 10-Q. There were no audit related fees or tax fees.

Other fees include services rendered in conjunction with the testing of internal controls. All such fees in 2007 and 2006 were pre-approved by the Audit Committee.

The Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent auditor and pre-approve the nature, extent, and cost of all non-audit services provided by the independent auditor in accordance with relevant law and appropriate listing rules.

Frank T. Ellett, Chair, Abney S. Boxley, III, George W. Logan

S. Frank Smith and Raymond D. Smoot, Jr.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

The Governance & Nominating Committee (“Committee”) of the Board of Directors, which is composed of Maryellen F. Goodlatte, Chair, Nancy H. Agee, J. Allen Layman, and George W. Logan , each of whom is an independent director as determined by the Board of Directors under current standards, and has as its primary purpose the oversight of a broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending nominees for Board election, and recommending to the Board governance principles applicable to Resources. The Committee has a charter, which is available at www.rgcresources.com. The Committee also provides assistance to the Board and the Chairman in the areas of Committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and consideration of developments in corporate governance practices. Thus, in the absence of nominations by the Board of Directors, this Committee may nominate persons as management’s nominees for election to the Board of Directors by the shareholders at Resources’ annual meeting. This Committee met once during fiscal year 2007 and made the recommendation that Nancy H. Agee, J. Allen Layman, and Raymond D. Smoot, Jr. be nominated for shareholder approval for re-election to the Board of Directors and to serve a three-year term beginning with the Annual Meeting in 2008 and continuing until 2011.

The Governance & Nominating Committee, in consultation with the CEO, is responsible for identifying individuals qualified to become board members and recommending to the Board individuals for nomination as members of the Board. In evaluating current members and new candidates, the Governance & Nominating Committee considers the needs of the Board and the Company in light of the current mix of skills and attributes of Directors. In addition to requiring that Directors possess integrity and character, the Committee’s evaluation includes an assessment of various factors including, education, business experience, financial and accounting expertise, age, diversity, reputation, civic involvement, judgement, and knowledge of matters impacting public utilities. The Governance & Nominating Committee also takes into consideration the ability of an individual to devote adequate time to board and committee matters and whether the individual will satisfy the Nasdaq requirements for director independence. When considering current board members for nomination for re-election, the Committee also considers board contributions and performance as well as meeting attendance.

The Governance & Nominating Committee, in addition to consulting with the Chairman of the Board and CEO, may seek the input of others, including members of the Board and management, to identify director candidates. In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past. The Governance & Nominating Committee will consider recommendations by shareholders or qualified director candidates for possible nomination. Shareholders who wish to recommend qualified director candidates should write to the Company’s Corporate Secretary at P.O. Box 13007, Roanoke, VA 24030. Recommendations should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. In addition, the recommendation must identify the recommending shareholder as a shareholder of the Company, and indicate the number of shares owned and whether the shares are held of record or through a bank, broker, or other nominee. If the shares are held by a bank, broker, or other nominee, the recommendation must also be accompanied by an account statement or other acceptable identifying documentation dated within 30 days of the date of the recommendation.

Meetings of the Board and Committees

The Board of Directors met nine times during the 2007 fiscal year. All incumbent members of the Board attended at least 75 percent of the total number of Board meetings and at least 75 percent of the total number of committee meetings for committees on which each served in fiscal year 2007. Directors are expected to attend annual meetings of shareholders. In 2007, all Directors attended the annual meeting.

Shareholder Communications to the Board

Shareholders may communicate with Directors individually or as a group. Any shareholder that desires to communicate with one or more Directors may send a letter to the Board of Directors, c/o Dale P. Lee, Corporate Secretary, P.O. Box 13007, Roanoke, VA 24030. All communications will be forwarded to the appropriate Director or Directors specified in the communication as soon as practicable. Communications addressed to the Board generally will be considered to have been addressed to all Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its review of the copies of such forms furnished to us and written representations from certain reporting persons that no other reports are required, the Company believes that in fiscal 2007, there were no late filings.

OTHER MATTERS

Management does not know of any matters to be presented at the Annual Meeting of Shareholders other than the election of directors and approval of Brown, Edwards & Company, L.L.P. as independent accountants. However, if any other matters properly come before the meeting, proxies received pursuant to this solicitation will be voted thereon in the discretion of the proxyholder.

SHAREHOLDERS PROPOSALS

Proposals of shareholders intended to be presented at Resources’ 2009 Annual Meeting must be received by Resources’ Corporate Secretary at its office, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, no later than August 30, 2008 in accordance with Rule 14a-8 of the Exchange Act, in order to be considered for inclusion in the Company’s Proxy Statement relating to that meeting.

Resources’ Bylaws limit the business that may be transacted at a meeting of shareholders to that specified in the notice of the meeting, those otherwise properly presented by the Board of Directors and those presented by a shareholder of record of Resources who provided notice in writing to the President not less than sixty days nor more than ninety days prior to the meeting. Proposals not meeting the requirements of the Bylaws will not be entertained at the shareholders’ meeting.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing the form of proxy and Proxy Statement will be paid by Resources. Resources will request banks and brokers to solicit their customers who beneficially own common stock of Resources listed in the names of nominees and will reimburse said banks and brokers for the reasonable out of pocket expense of such solicitation. In addition to the use of the mail, solicitation may be made by employees of Resources by any and all means available. Resources does not expect to pay any compensation for the solicitation of proxies.

By Order of the Board of Directors.

JOHN B. WILLIAMSON, III Chairman, President & CEO

December 28, 2007

Resources’ Annual Report on Form 10 K, including financial statement and financial statement schedules, for the year ended September 30, 2007 is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Ms. Dale P. Lee, Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, Virginia 24030.

The charters of the Audit Committee, Compensation Committee, and the Governance & Nominating Committee of the Board of Directors of Company are on the Company’s website at www.rgcresources.com.

Dear Shareholder,

The RGC Resources, Inc. Annual Meeting of Shareholders will be held at 9:00 a.m. on Monday, January 28, 2008 at the Hotel Roanoke, 110 Shenandoah Avenue, Roanoke, Virginia 24016.

As in prior years, I want to extend to you an invitation to attend a light breakfast beginning at 8:15 a.m. on the morning of the Annual Meeting. The breakfast will be followed by the formal shareholder meeting at 9:00 a.m. If you plan to attend, please call Susan Miller at (540) 777-3853 with your confirmation by Friday, January 18, 2008.

We thank you for your interest in Company operations and activities, and encourage you to complete and return the enclosed proxy card and to review our annual report in detail.

Sincerely,

John B. Williamson, III

Chairman, President, and CEO

PROXY

RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Lynn D. Avis and Roger L. Baumgardner, or either of them, with full power of substitution, to vote all common stock of RGC Resources, Inc. held of record by the undersigned as of November 19, 2007 at the Annual Meeting of Shareholders of RGC Resources, Inc. to be held on January 28, 2008, and at any adjournment thereof, as follows:

The Board of Directors recommends a vote “FOR” items 1, 2, and 3.

1.	ELECTION OF CLASS B DIRECTORS (Serving until 2011 Annual Meeting):

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for
	(except as marked to the contrary below)		all nominees listed below

Nancy H. Agee; J. Allen Layman; and Raymond D. Smoot, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

	FOR	AGAINST	ABSTAIN

2. To ratify the selection of Brown Edwards & Company L.L.P. as independent accountants.	☐	☐	☐

3. Authorize the proxies to vote on such other business, if any, that may properly come before the meeting.	☐	☐	☐

The shares represented by this Proxy will be voted as specified. If no choice is specified, the Proxy will be voted FOR proposal numbers 1, 2, and 3 above. The undersigned hereby acknowledges receipt of the Proxy Statement dated December 28, 2007.

Dated:

Signature of Shareholder(s)

Please sign your name(s) exactly as shown imprinted hereon. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing. (This Proxy is revocable at any time prior to exercise hereof.)